Exhibit 99.1

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU REJECT THE UNSOLICITED
MINI-TENDER OFFER TO SELL YOUR SHARES OF COLE CREDIT PROPERTY TRUST IV, INC.
TO MACKENZIE REALTY CAPITAL

May 14, 2018

If you are considering selling your shares in Cole Credit Property Trust IV, Inc. (the “Company”) to MacKenzie Realty Capital, Inc. (“MacKenzie”), please read all of the information below.

Dear Shareholder:

On May 14, 2018, MacKenzie, an unaffiliated third-party, commenced an unsolicited mini-tender offer to purchase up to 1,000,000 shares of the Company’s common stock at a price equal to $6.01 per share, in cash (the “Offer”). This is not an offer from the Company. We believe that the Offer is an opportunistic attempt by MacKenzie to purchase your shares at a discounted price substantially below the actual value of the shares.

The Company’s board of directors (the “Board”) has carefully evaluated the terms of the Offer and has unanimously determined that the Offer is not in the best interests of the Company’s shareholders. Although each shareholder has individual liquidity needs and must evaluate the Offer accordingly, the Board does not recommend or endorse the Offer and recommends that shareholders reject this unsolicited Offer and not tender their shares.

To reject the Offer, simply ignore it. You do not need to respond to anything.

The Board’s recommendation is based on several factors, including:

•
The Board believes the Offer price is significantly less than the current and potential long-term value of the shares. On March 29, 2018, less than six weeks ago, the Board approved an estimated per share net asset value (“NAV”) of the Company’s stock of $9.37. MacKenzie’s Offer price of $6.01 per share is $3.36 less than this estimated value. This translates to a discount of 36% to the current NAV.

•
According to MacKenzie’s website, its “core strategy” is to purchase securities “at significant discounts to estimated net asset value” and “at prices we estimate to be significantly below current market value of the underlying asset.” MacKenzie has acknowledged that the Offer is being made with a “view of making a profit” and, in establishing the purchase price of $6.01 per share, MacKenzie is motivated to establish the lowest price that might be acceptable to the Company’s shareholders, consistent with these objectives.

•
MacKenzie states that it has not made an independent appraisal of the Company’s shares or its properties and is “not qualified to appraise real estate.” In contrast, in determining the current estimated per share NAV of $9.37, the Board engaged an independent valuation firm to appraise the Company’s real estate assets in accordance with the valuation guidelines previously established by the Board.

•
The Company continues to offer to repurchase shares on a quarterly basis pursuant to its share redemption program, subject to certain limits. No fees or commissions are charged in connection with repurchases made under the share redemption program, and shares are repurchased by the Company at the most recent estimated per share NAV, currently $9.37. In 2017, the Company received redemption requests for approximately 44.2 million shares of which it redeemed approximately 10 million shares for $100.9 million at an average redemption price of $10.08 per share.

•
To date, the Company has paid 73 consecutive monthly distributions to its shareholders, with a current annualized distribution rate of $0.625 per share, which equates to an annualized yield of 6.67% per share based on the most recent estimated per share NAV. While there are no guarantees of future distributions or liquidity events, if you sell, you will no longer receive monthly distributions or otherwise have any rights with respect to the shares that you sell, including any appreciation in the value of the common stock.

•
This Offer reflects MacKenzie’s third unsolicited mini-tender offer for the Company’s shares of common stock during the past twelve months. Further, MacKenzie expressly reserves the right to amend the terms of the Offer, including by decreasing the offer price or by changing the number of shares being sought or the type of consideration, at any time before the Offer expires.

Please be aware that MacKenzie is not affiliated in any way with the Company, its sponsor or CIM Group. We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers, which are offers to purchase less than 5% of a company’s shares, thereby avoiding the filing, disclosure and procedural safeguards adopted by the SEC for the protection of investors. The SEC has cautioned investors about these kinds of offers in an investor alert, as they are often made in an attempt to profit at investors’ expense. The SEC noted that these offers “have been increasingly used to catch investors off guard.” To read more about the risks of “mini-tender” offers, please review the alert at www.sec.gov/investor/pubs/minitend.htm.

The Company encourages you to follow the Board’s recommendation and not tender your shares to MacKenzie.

Please consult with your financial or tax advisor when considering the Offer. If you do tender your shares to MacKenzie, you may withdraw your tender before the expiration of the Offer by sending a written or facsimile notice to MacKenzie. The Offer is currently scheduled to expire at 11:59 P.M. Pacific Time on June 29, 2018.

Please be assured that your personal information continues to be held in the same confidence we maintain in all interactions with our shareholders. MacKenzie does not have access to ANY of your personal or account information and will not have that information unless you tender your shares.

We have filed a Current Report on Form 8-K with the SEC in response to the Offer, which is available free of charge on the SEC’s website at http://www.sec.gov. If you have any questions related to the Offer or need further information about your options, please contact your financial advisor or CIM’s Shareholder Relations team at (866) 907-2653.

Richard S. Ressler	T. Patrick Duncan
Chief Executive Officer and Director	Chairman of the Board of Directors
Cole Credit Property Trust IV, Inc.	Cole Credit Property Trust IV, Inc.
Co-Founder and Principal, CIM Group

Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, the Company’s ability to continue to pay monthly distributions at the same rate or at all, and the Company’s ability to repurchase shares under the share redemption program. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this letter and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.